Exhibit 99.1

NOTICE OF SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION

TO:

ALL CURRENT HOLDERS OF STOCK ISSUED BY MOLEX INCORPORATED AS OF MARCH 9, 2007

YOU ARE HEREBY NOTIFIED that Molex Incorporated (“Molex”), along with the Plaintiffs and the Individual Defendants, have reached an agreement in principle to settle (the “Settlement”) the shareholder derivative action (the “Action”) brought in the Circuit Court of Cook County on October 21, 2005, and that the Court has entered an order preliminarily approving the Settlement as being in the best interests of Molex.  The final settlement is contingent upon the entry of a final judgment by the Court following a hearing, as described below.  The agreement to the terms of the Settlement does not constitute an admission of liability on the part of Molex or any of the Defendants.

Plaintiffs’ Amended Consolidated Shareholder Derivative Complaint (the “Amended Complaint”) alleged that certain Molex officers and directors breached their fiduciary duties in connection with the alleged accounting recognition of Molex’s profit-in-inventory and other accounting adjustments in the first quarter of fiscal year 2005, and in connection with the alleged misdating of certain stock option grants.  Molex and the Individual Defendants contend that all of the reporting and accounting issues complained of in the Amended Complaint, including the allegations regarding misdated stock options, were investigated by Molex and appropriate actions taken.  Molex and the Individual Defendants also contend that legal and factual defenses exist to all of the allegations, including, that Plaintiffs lack standing under applicable law to bring suit.

Under the terms of the Settlement, Molex has agreed to implement or maintain a number of corporate governance enhancements directed toward promoting the continued best practices and high standards of corporate operations and financial reporting, as well as the ongoing education and independence of members of Molex’s Board of Directors (the “Board”).  These enhancements include, among other things, Molex’s commitment to appoint two new independent directors to the Board; a commitment to the ongoing education of Board members through a requirement that each Board member attend at least one continuing education program every two years; increased Board access to senior management through a requirement that Molex’s CEO, COO and CFO meet with the independent directors in executive session on an annual basis; the adoption of new stock option granting procedures, to be enforced by Molex’s Law Department and monitored by the Corporate Controller; and, as part of an overall corporate compliance program, the maintenance of a Business Conduct Committee that will among other things design and implement Molex’s global compliance and ethics program.

The Settlement also provides that Molex will not object to any application of a request by Plaintiffs for a Fee Award, in an amount to be determined by the Court, not to exceed $500,000 (the “Fee Award”).  Molex will use its best efforts to have the Fee Award funded by insurance proceeds.  Plaintiffs’ Counsel have not been paid any fees to date, nor have they been reimbursed for their out-of-pocket expenses.  Thus, the Fee Award would compensate Plaintiffs’ Counsel for achieving the benefits of the Settlement on a fully contingent basis.

PLEASE BE FURTHER ADVISED that pursuant to Court order, a hearing will be held on April 20, 2007, at 11:00 a.m., before the Honorable Sophia H. Hall of the Circuit Court of Cook County, Illinois, Chancery Division, at the Richard J. Daley Center, 50 West Washington Street, Courtroom 2301, Chicago, Illinois 60602, for the purpose of determining: (a) whether the proposed Settlement is fair, reasonable, adequate and in the best interests of Molex and Current Molex Shareholders, including Plaintiffs, and whether the Settlement should be finally approved by the Court; (b) whether the Final Judgment Order as provided for under the terms of the Stipulation should be entered, dismissing the Amended Complaint filed in the Action with prejudice and to determine whether releases should be provided to the Released Parties, as defined and set forth in the Stipulation of Settlement (the “Stipulation”); (c) whether to approve the Fee Award  to Plaintiffs’ Counsel as set forth in the Stipulation; and (d) to rule upon such other matters as the Court may deem appropriate.

The Court has adopted a procedure by which any Current Molex Shareholder may appear and show cause, if he, she or it has any reason why the settlement should not be approved as fair, reasonable and adequate, or why a judgment should or should not be entered hereon, or why attorneys’ fees and expenses should not be awarded.  This procedure requires that any Current Molex Shareholder wishing to object must cause to be filed written objections, stating (a) all supporting bases and reasons for the objection, (b) setting forth proof of current ownership of Molex stock as well as documentary evidence of when such stock ownership was acquired, (c) clearly identifying all witnesses, documents and other evidence of any kind that are to be presented at the Final Settlement Hearing in connection with such objections and (d) further setting forth the substance of any testimony to be given by such witnesses.  These materials must be filed with: CLERK OF THE COURT, Circuit Court of Cook County, Illinois, Chancery Division, Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602, on or before ten (10) days prior to the Final Settlement Hearing.  Copies of all such papers must also be served at the same time upon each of the following by first-class mail: THE WEISER LAW FIRM, P.C., Robert B. Weiser, 121 N. Wayne Avenue, Suite 100, Wayne, PA  19087; and JENNER & BLOCK LLP, Howard S. Suskin, 330 N. Wabash Avenue, Chicago, Illinois 60611.  Attendance at the Final Settlement Hearing is not necessary in order for an objection to be considered by the Court; however, Current Molex Shareholders wishing to be heard orally in opposition to the approval of the settlement are required to indicate in their written objection their intention to appear at the Final Settlement Hearing.

Background information on the events relating to the Action and its Settlement can be found in Molex’s periodic filings with the Securities and Exchange Commission.  If you are a Current Molex Shareholder, your rights may be affected by the Settlement.  Any Current Molex Shareholder who does not make his, her or its objection in substantially the manner described above shall be deemed to have waived such objection and shall forever be foreclosed from (a) making any objections to the fairness, adequacy, or reasonableness of the Settlement or (b) making any objections to the fairness and reasonableness of the Fee Award.

If you have any questions, you may also contact the following:

THE WEISER LAW FIRM, P.C.

Robert B. Weiser

121 N. Wayne Avenue, Suite 100

Wayne, PA  19087

Telephone: 1-866-934-7372

PLEASE DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.

BY ORDER OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS,

CHANCERY DIVISION

Dated:  March 15, 2007

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